                              EMPLOYMENT AGREEMENT
                              --------------------

                  THIS AGREEMENT is made this 12th day of March, 1996, by and between THE JPM COMPANY, a Pennsylvania Business Corporation (hereinafter "Corporation");
                                      -AND-

                  WILLIAM D. BAKER, an individual, residing at 2 Mill Park Lane, Lewisburg, Pennsylvania 17837 (hereinafter "Employee").

                                    RECITALS
                                    --------

                  Corporation has heretofore employed Employee to render services on behalf of Corporation. Corporation desires to continue to so employ Employee on an exclusive basis pursuant to the provisions of this Agreement and Employee desires to so continue his employment pursuant to the terms hereof.

                  NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound thereby, the parties hereto agree as follows:

                  1. Purpose of Agreement. The purpose of this Agreement is to
                     --------------------
define the employment relationship between Corporation and Employee. Corporation hereby engages Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

                  2. Duties. Employee agrees perform services in the capacity of
                     ------
Chief Financial Officer on a full-time basis solely as an employee of Corporation and, except as otherwise provided in Paragraph 3 of this Agreement, shall devote his entire working time to the affairs of Corporation.

                  3. Performance. Employee agrees to devote all necessary time
                     -----------
and his best efforts in the performance of his duties for Corporation in accordance with the highest ethical standards of his occupation and to perform such other duties as are assigned to him from time to time by the Board of Directors of Corporation (hereinafter "Board"). The expenditure of reasonable amounts of time for teaching, or outside business or charitable activities, is permitted provided such activities do not materially interfere with the services to be rendered as an employee of Corporation hereunder.

                  4. Entitlement to Compensation. Corporation shall be entitled
                     ---------------------------
to all income earned on behalf of Corporation by Employee in the performance of his duties for Corporation (except for the salary and discretionary bonuses referred to in Paragraphs 6(a) and 6(b) respectively). In addition, any fees or other honoraria received by Employee for services or other business activities performed by Employee shall belong to Corpo-


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

ration; provided, however, Employee shall be permitted to retain all income received from activities which are not related to the business of Corporation.

                  5. Term. The term of this Agreement shall begin on January 24,
                     ----
1996, and shall continue until terminated as hereinafter provided.

                  6. Compensation; Fringe Benefits; Working Facilities.
                     -------------------------------------------------

                     a. Corporation agrees to pay Employee an annual salary which shall be paid at such times and in such increments as determined by Corporation (but not less frequently than monthly). As of the date of this Agreement, Employee's annual salary is ONE HUNDRED THOUSAND and 00/100 ($100,000.00) DOLLARS. The Board shall review Employee's salary from time to time; the annual salary may be adjusted in the future by the mutual agreement of the parties without the need to formally amend this Agreement.

                     b. As further compensation, Employee shall be entitled to receive any discretionary bonuses authorized and declared by the Board, which bonuses shall be in addition to any incentive compensation arrangement approved by the Board for its executive employees as


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

         such arrangement may be modified from time to time in the future, payable at such times and in such amounts as the Board may determine.

                     c. All compensation paid to Employee shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by Corporation to an employee.

                     d. Corporation agrees to provide Employee with hospitalization and major medical insurance, disability income insurance and group life insurance during the term of this Agreement. The specific coverage provided by each of these insurances shall be as determined by Corporation from time to time.

                     e. Employee shall also be eligible to participate in Corporation's other fringe benefit plans, both presently existing and those which may in the future be adopted, in accordance with the terms and provisions of such plans.

                     f. Employee shall be provided with an office, books, stenographic and technical help, and such other facilities, equipment, supplies and services



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

         suitable to his position and adequate for the performance of his duties.

                  7. Prohibition Against Competition by Employee. Without the
                     -------------------------------------------
prior written consent of the Board, Employee shall not, while employed by Corporation, directly or indirectly render services which would be competitive with or adverse to Corporation. In this regard, Employee agrees:

                           a. Not to call on or solicit, on behalf of himself or on behalf of any other person or entity, any of the customers of Corporation for the purpose of selling or distributing to any of said customers any product comparable to or competitive with products sold and distributed by Corporation during the period of time Employee was employed by Corporation ("Corporation's Products"); nor will Employee in any way, directly or indirectly, for himself, or on behalf of any other person or entity, solicit, divert or take away any customer of Corporation. For purposes of this Paragraph 7, "customer" shall mean any person or entity which has purchased any of Corporation's Products, or has received a price quotation from Corporation for any




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

         of Corporation's Products, at any time within the preceding three (3) year period.

                           b. Not to, on behalf of himself or any other person or entity, directly or indirectly, as an employee, agent, independent contractor, owner, stockholder, partner, officer, director, or otherwise, engage in the business of selling or distributing Corporation's Products.

                           c. Not to enter or attempt to enter into an employment or agency relationship with any person or entity who, at the time of such entry (or attempted entry), is or previously had been an officer, director, employee, principal or agent of Corporation.

                           d. Not to induce or attempt to induce any person described in subparagraph (c) to leave his or her employment, agency, directorship or office with Corporation.

                  8. Restrictive Covenant. For the two (2) year period
                     --------------------
immediately following the termination of Employee's employment with Corporation, regardless of the reason for such termination, Employee agrees not to engage in any of the following prohibited competitive conduct:




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                           a. Not to call on or solicit, on behalf of himself,
         or on behalf of any other person or entity, any of the customers of Corporation, or any other person or entity, for the purpose of selling or distributing to any said customer, person or entity any product comparable to or competitive with products sold and distributed by Corporation, or about to be, or intended by Corporation to be, so sold and distributed, and for which, at the time of Employee's termination of employment, any one (1) of the following four (4) circumstances exists:

             i. Corporation is then selling and distributing such product pursuant to a contract with a customer; or

            ii. A price quotation for such product has been given to a customer, or to a person or other entity not previously a customer, and to which quotation a response has not yet been received; or

           iii. A price quotation for such product has been requested by a customer, or by a person or other entity not previously a customer, but which quotation has not yet been issued by Corporation; or

            iv. Information has been received by Corporation that a customer, or a person or other entity not previously a customer, intends to request a price quotation from Corporation regrading such product.



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

         For purposes of this Paragraph 8, (i) "customer" shall mean any person or entity which has purchased any of Corporation's Products, or has received a price quotation from Corporation for any of Corporation's Products, at any time within the three (3) year period preceding the termination of Employee's employment with Corporation; and (ii) "Corporation's Products" shall have the identical meaning as defined in Paragraph 7 of this Agreement.

                           b. Not to induce or attempt to induce any officer, director, employee, principal or agent of Corporation to leave his or her employment, agency, directorship or office with Corporation.

                           It is understood by and between the parties to this
Agreement that the aforesaid covenant set forth in this Paragraph 8 is an essential element of this Agreement and that, but for the agreement of Employee to comply with such covenant, Corporation would not have agreed to the terms of employment set forth in this Agreement. Such covenant by Employee shall be construed as an agreement independent of any other provision in this Agreement. The existence of any claim or cause or action of Employee against Corporation, whether predicated on this Agree-ment or otherwise, shall not constitute a defense to the enforcement by Corporation of such covenant.

                           In addition to all other legal remedies available to
Corporation for enforcement of the covenants of this Paragraph 8, the parties agree that Corporation shall be entitled to an injunction by any court of competent jurisdiction to prevent or restrain any breach or threatened breach thereof.

                           It is further understood and agreed by and between
the parties to this Agreement that, if any portion of the restrictive covenant set forth in this Paragraph 8 is held to be unreasonable, arbitrary or against public policy, then such portion of such covenant shall be considered divisible both as to time and as to the scope of the enumerated prohibited competitive activities. The parties to this Agreement agree that, if any court of competent jurisdiction determines the specified time period or the specified prohibited competitive activities or the definition of Corporation's Products or customers in such covenant to be unreasonable, arbitrary or against public policy, then a lesser time period and/or a more restricted definition of the prohibited competitive activities and/or a less encompassing definition of Corporation's Products or customers which are determined to be reasonable, nonarbitrary and not against public



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

policy may be enforced against Employee. The parties to this Agreement agree and acknowledge that they are familiar with the present and proposed operations of Corporation and believe that the restrictive covenant set forth in this Paragraph 8 is reasonable in all respects.

                           It is understood and agreed by the parties that this
restrictive covenant shall survive the termination of this Agreement.

                       9.  Trade Secrets. Employee hereby recognizes,
                           -------------
acknowledges and agrees that Corporation is the owner of proprietary rights in certain systems, methods, programs, processes, compilations of technical and nontechnical information, records and other things of value relating to the development and operation of Corporation's manufacturing business. Employee agrees that all of the foregoing constitute valuable trade secrets of Corporation and are disclosed to Employee in strictest confidence throughout the course of his employment. Employee hereby further agrees as follows:

                           a. Except as required in the course of his employment by Corporation, Employee will not duplicate, remove, transfer, disclose or utilize, nor allow any other person to duplicate, remove, transfer, disclose

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

         or utilize, any property, assets, trade secrets or other things of value, including, but not limited to, records, techniques, procedures, systems, methods, advertising and promotional materials, lists of past, present or prospective customers, and data prepared for, stored in, processed by or obtained from an automated information system belonging to or in the possession of Corporation which are not intended for and have not been the subject of public disclosure. Employee will safeguard all trade secrets at all times so that they are not exposed to, or taken by, unauthorized persons and agrees to exercise his best efforts to assure their safekeeping.

                           b. That all improvements, discoveries, systems, techniques, ideas, processes, programs and other things of value, whether or not patentable, made or conceived in whole or in part by Employee while an employee of Corporation shall be and remain the sole and exclusive property of Corporation, and Employee will disclose all such things of value to Corporation and will cooperate with Corporation to insure that the ownership by Corporation of such things of value is



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

         protected. In the event of termination of his employment, all of the property and other things of value of Corporation in Employee's possession or control, including Employee's personal notes and reproductions relating to the business and trade secrets of Corporation, shall be immediately delivered to Corporation.

                           c. That the restrictions contained in this Paragraph 9 shall be effective during the duration of Employee's employment by Corporation and at all times thereafter. Employee hereby acknowledges and agrees that the breach by Employee of any of the provisions of this Agreement will cause Corporation irreparable injury and damage. Employee expressly agrees that Corporation shall be entitled, in addition to all other remedies available to it, to injunctive and equitable relief to prevent a breach or a continuation of an existing breach of this Agreement, or any part of it, and to secure its enforcement.

                           d. The foregoing Paragraph 9 is intended to supersede in its entirety the document entitled "Security of Confidentiality and Proprietary Customer Information" heretofore signed by Employee.



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

                  10. Vacations and Sick Pay. Employee shall be entitled to
                      ----------------------
periodic vacations, holidays and additional leaves of absence, including absence from work due to illness. The amount of time which Employee may utilize for such vacations and additional leaves of absence shall be determined in accordance with Corporation's policies in effect from time to time.

                  11. Expenses. Employee shall be reimbursed for all reasonable
                      --------
expenses incurred in carrying out his employment duties or in otherwise promoting the business of Corporation by presenting to the designated officer of Corporation an itemized expense account report with receipts attached.

                  12. Termination of Agreement.
                      ------------------------

                      a. This Agreement may be terminated at any time by the mutual written consent of Corporation and Employee.

                      b. This Agreement may be terminated by Employee upon at least thirty (30) days written notice to Corporation.

                      c. This Agreement may be terminated, with or without cause, by Corporation upon at least thirty (30) days written notice to Employee.



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

                      d. This Agreement shall automatically terminate on the death of Employee.

                      e. This Agreement may be terminated immediately due to any conduct of Employee which is specifically identified in Corporation's then-current Employee Handbook as being grounds for immediate termination.

                13.   Severance Pay.
                      -------------

                      a. In the event this Agreement is terminated by Corporation, and except as otherwise provided in subparagraph (b) hereof, Employee shall be entitled to severance pay in an amount equal to six (6) months of Employee's salary in effect as of the date of termination, which amount shall be payable either in equal monthly installments or in a lump sum, as determined by the Board. If paid in monthly installments, the payments shall be made on the same day of each month as salary payments had been made to Employee. If paid in a lump sum, the payment shall be made within thirty (30) days after the effective date of termination.

                      b. In the event of a sale of majority control of Corporation, and if such sale is followed by the termination of Employee's employment, within six



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         (6) months of the effective date of such sale, Employee shall be entitled to severance pay in an amount equal to six (6) months of Employee's salary in effect as of the date of termination, which amount shall be payable either in equal monthly installments or in a lump sum, as determined by the Board. If paid in monthly installments, the payments shall be made on the same day of each month as salary payments had been made to Employee. If paid in a lump sum, the payment shall be made within thirty (30) days after the effective date of termination. Such severance payment shall be in lieu of the severance pay provided for in subparagraph (a) hereof.

                14.  Files and Records. All personal and regular files and
                     -----------------
records concerning customers of Corporation, including, with-out limitation, customers consulted by Employee during the term of this Agreement shall at all times belong to and remain the property of Corporation.

                15.  Notices and Addresses. Any notices provided for in this
                     ---------------------
Agreement, or permitted to be given, made or accepted by any party to any other, must be in writing and may be given to the party to be notified or be served by depositing the same in



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

the United States mail, addressed to the party to be notified, postage prepaid and registered or certified, with return receipt requested, or by delivering the same in person to such party. Notice deposited in the mail in the manner herein above described shall be effective only if and when received by the parties to be notified. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

If to Corporation:         THE JPM COMPANY
-----------------          Route 15
                           Lewisburg, Pennsylvania 17837


If to Employee:            WILLIAM D. BAKER
--------------             2 Mill Park Lane
                           Lewisburg, Pennsylvania 17837


or to such other addresses as any party may have advised the others in writing.

              16.  Parties Bound. Except as otherwise specifically provided
                   -------------
herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.



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

               17.  Pennsylvania Law to Apply. This Agreement shall be construed
                    -------------------------
under and in accordance with the laws of the Commonwealth of Pennsylvania.

               18.  Legal Construction. In the event any one or more of the
                    ------------------
provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

               19.  Amendment. No amendment, modification or alteration of the
                    ---------
terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly executed by the parties hereto.

               20.  Waiver of Default. No waiver by the parties hereto of any
                    -----------------
default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any other breach of the same or any other term, condition or covenant contained herein.




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

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement the date and year first above-written.

                                         CORPORATION:
                                         -----------

ATTEST:                                  THE JPM COMPANY


  /s/ Dara C. Leeser                     By:  /s/ John H. Mathias
---------------------------------           ----------------------------------
               Secretary                      John H. Mathias, Chairman
                                              and Chief Executive Officer




WITNESS:                                 EMPLOYEE:


  /s/Dara C. Leeser                            /s/ William D. Baker
---------------------------------           ----------------------------------
[SEAL]
                                         WILLIAM D. BAKER

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